Exhibit 99.2

FIRST AMENDMENT TO THE

GEOSPACE TECHNOLOGIES CORPORATION

2014 LONG TERM INCENTIVE PLAN

THIS AMENDMENT is made by Geospace Technologies Corporation. (the “Company”),

WITNESSETH:

WHEREAS, the Company sponsors and maintains the “Geospace Technologies Corporation 2014 Long Term Incentive Plan” (the “Plan”);

WHEREAS, unless the context clearly requires the contrary, capitalized terms that are used in this Amendment that are not otherwise defined herein shall have the respective meanings that the Plan ascribes to those terms;

WHEREAS, Section 11.1 of the Plan authorizes the amendment of the Plan at any time;

WHEREAS, Section 4.2 of the Plan provides that the aggregate number of Shares that may be issued under the Plan shall be 1,500,000 Shares; and

WHEREAS, subject to and contingent upon the approval of the Company’s shareholders, the Board and the Compensation Committee have resolved, on November 19, 2020, to amend the Plan to increase the aggregate number of Shares that may be issued under the Plan from 1,500,000 Shares to 3,000,000 Shares.

NOW, THEREFORE, the Board and the Compensation Committee agree that, subject to and contingent upon the approval of the Company’s shareholders, the provisions of Section 4.2 set forth below are amended effective as of the date the shareholders of the Company approve such amendments:

1. The first paragraph of Section 4.2 of the Plan is hereby amended and restated in its entirety to provide as follows:

Subject to adjustment as provided in Section 4.5, the aggregate number of Shares that may be issued under the Plan shall be 3,000,000 Shares (“Plan Share Limit”). The Shares that are available for issuance under the Plan may be issued in any form of Award authorized under the Plan. Any Shares that are the subject of Awards under the Plan that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Shares or in a manner such that all or some of the Shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Shares shall again immediately become available to be issued pursuant to Awards granted under the Plan. If Shares are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares shall be treated as Shares that have been issued under the Plan, and the number of any such Shares shall not again be available for issuance under the Plan. If Shares are tendered in payment of an exercise price of an Option or the exercise price of a SAR, any such Shares shall not be available for issuance under the Plan.

Approved by the Compensation Committee of the Board of Directors

On November 19, 2020

Approved by the Board of Directors

On November 19, 2020